Exhibit 10.2

                                                        No. 2010 Yishui 0011#

LOAN CONTRACT
OF
WORKING CAPITAL LOAN

Borrower: (Party A)	Shandong Longkong Travel Development Co., Ltd

Add:	West to Yongfu village, Yaodianzi Town, Yishui County

Corporate Representative:	ZHANG SHANJIU

Lender: (Party B)	ICBC Yishui Branch

Add:	# Zhengyang RD. Yishui County

Corporate Representative: (Principal)	WANG QINGLIN

CONTEXT

I.	Loan Type

II.	Loan Purpose

III.	Amount & Term of Loan

IV.	Lending Interest Rate and Interest Calculation

V.	Repayment Source & Loan Repayment

VI.	Guarantee

VII.	Right and Obligation For Both Paties

VIII.	Breach of Faith

IX.	Becomes Effective, Alternation and Termination

X.	Dispute Settlement

XI.	Other Matters

XII.	Appendix

To meet the need of the purpose describe in Article 2.1 under the contract, Party A applies a loan from Party B. Party B agreed to provide a loan to Party A. To confirm the rights and obligations among the parties, three parties reached the contract under an equal negotiation following Contract Law, General Loan Rules, Property Law, and other relevant laws and regulations.

Article 1: Loan Type

The type of the loan is short term working capital loan

Article 2: Loan Purpose

2.1 The purpose of the loan is:  facilities maintenance

2.2 Without consent in writing from Party B, the Party A shall not change the loan purpose stipulated under contract.

Article 3: Amount and Period of Loan

3.1 The loan amount under the contract is RMB (in words) Two million Yuan (in number) 2,000,000.00 Yuan.

3.2 The period of the loan under the contract is 9 months, starting from the date of 20-1-2010 to 14-9-2010.

The loan amount, loan commerce date, expiring date under the contract is deferent from the loan voucher, the record on the loan voucher shall be regarded as accurate. Other records shall be based on the Contract. The loan voucher shall be regarded as a part of the contract, has the same legal effect with the Contract.

Article 4: Loan Interest and Interest Calculation

4.1 The lending interest shall be calculated by days starting from the date of the drawdown day (daily rate= annual rate/360), interest shall be paid by month, interest pay day shall be the 20th in every month. The pay day is not a bank business day, it shall be postponed to the next bank business day. The loan is due, the interest shall be cleared.

4.2 The lending interest rate under the contract shall be determined by article 4.2.2.

4.2.1 Annual rate:__/__%, fixed and remaining unchanged during the period of the loan under contract.

4.2.2 The lending rate under the contract is based on that floating 20% up the corresponding class basis rate set by PBOC; it shall be adjusted by term, every __/_ (year/six months/quarter/month) as a term. The contract effective date shall be the confirming day of the interest rate in the first term, the annual rate shall be determined in a rate of 6.372%, the following term rate shall be determined in above same way.

Drawdown carried out by installments, no matter how many installments in one term, the current rate that determined on the contract effective day or the corresponding day shall be carried on and adjusted on the corresponding day of the next term.

The corresponding day of the contract effective day means that the certain date corresponding to the date of expiration of the contract. For example, the contract effective day is 9th May, XX year, one month as one term, the corresponding day of the second term shall be 9th June XX year; one quarter as on term, the corresponding day of the second term shall be 9th August, xx year; the rest terms following the same way.

4.2.3 Other Method
______________________________/_____________________________

The lending rate changed, Party B shall inform the Party A in writing in 30 days, no matter the notice is delivered, the changed rate shall be continuously carried on.

4.3 if the PBOC adjusts the basis rate or rate concluded method, the relevant regulations from the PBOC shall be followed.

Article 5: Source of Fund for Repaying and Repayment

5.1 The source of the fund, which is being used by Party A to repay the principal and interest, sources from but not limited to following ways:

5.1.1 sales income

5.1.2 other legal income

5.2 Any other contract that Party A gets involved in, which contains of an engagement to source of fund, the engagement shall cause no influence on Party A to carry out the repaying obligation under the Contract. No matter in any event, party A shall not refuse to repay the debt under the Contract excusing of clause 5.1.

5.3 Party A shall pay the interest in a full amount on time, through the Item 5.3.1 as following:

5.3.1 pay the principal up in a lump sum on the date of 14-9-2010

5.3.2 pay the Principal by installments.

5.4 Party A shall deposit sufficient money in the account opened with Party B on the interest pay day or principal pay day, which is being used to pay the payable interest or principal in current term, and shall authorize the party B to transfer the money from the above account on the interest pay day or principal pay day.

Article 6: Guarantee

6.1 The type of Guarantee under the contract is Guarantee.

6.2 Party A shall provide Part B necessary assistance and sign the Guarantee contract 2010 Yishui Bao-008# for the Contract with Party B.

6.3 Any changes occur to the Guarantee under the contract, which may cause influence on the Party B of creditor’s right, informed by Party B, the Party A shall provide another guarantee that as Party B required, the guarantee shall be acceptable to Party B.

Article 7: Both Parties’ rights and Obligations

7.1 Rights and Obligations of Party A:

7.1.1 To drawdown and use the Loan following the loan period and purpose describing under the Contract.

7.1.2 Party A plans to repay the loan ahead scheduled, the consent shall be obtained from Party B, and an compensation of loss in revenue and other expenses shall be provided to Party B.

7.1.3 Party A shall take the responsibility of the facticity, accuracy, completeness of the documents provided to Party B.

7.1.4 Accepts the examining and investigation from the Party B on loan using.

7.1.5 Cooperating the reviewing, investigation and supervising from Party B on the business operating, production and financial statement, and liable to provide the Party B income statement, balance sheet such documents related to certain term.

7.1.6 To repay back the principal and interest under the contract.

7.1.7 To bear the respective expense incurred under the contract, including but not limited to the expense of, notarization, qualification, evaluation, registration, etc.

7.1.8 After received the collection note or collection documents that sent by mail or in other ways, Party A shall mail the return receipt to Party B in 3 days.

7.1.9 If any contract business operation, stock structure reform, affiliation，merger，combination，splitting，capital reduction, stock ownership transfer, material assets transfer and other actions may cause an influence on realizing the Party B’s equities, Party A shall inform Party B at least in 30 days advance; and obtains Party B’s writing consent; otherwise, such above actions shall not be carried out before repaying up the entire debt.

7.1.10 Changes address, contact address, business scope, corporate representative and etc which registered with CIB, a notice in writing shall be provided to Party B in 7 days prior to such changes complete processing.

7.1.11 Any other events which may cause a danger to normal business operations, or may cause a material adverse effect on repaying the debt, including but not limited to, entering into a material economic dispute, a bankrupt occurs, financial situation worsening and etc, in such event, a notice in writing shall be provided to Party B.

7.1.12 A business suspension, company being dismissed, suspended to reform, business license withdrawn or company cancellation, such events occurs, a notice in writing shall be provided to Party B in 5day from the occurrence of events.

7.2 Party B’s Rights and Obligations

7.2.1 All information or documents related to the loan shall be provided as party B required.

7.2.2 Transfer the money that contains of principal, interest, compound interest, penalty interest and other payable expense from Party A’s account pursuant to the provision of the contract or relevant laws and regulations of PRC.

7.2.3 Evading supervising from Party B, loan delinquency or other material breaches of contract, which caused by Party B, Party A may carry out a Credit Penalty, and release notice to relevant organization and authorities, release a claim notice on Public media.

7.2.4 Provide the loan to Party in a full sum on time under the contract.

7.2.5 Keep such following information and document confidential, information about debt, financial statement, production, operations, except that is stipulated by the contract or by certain laws and regulations of PRC.

Article 8: Breach of contract

8.1 The contract becomes effective, both parties shall carry out their obligations stipulated under the contract. Any party fails to fulfill or partly fulfill their obligation, shall take the compensation responsibility for the breach of contract.

8.2 Party A fails to process loan drawdown describing in Article 3.3, Party has the right to charge Party A delay compensation calculated with contract rate by days.

8.3 Party B fails to provide and release the loan under Article 3.3, shall pay Party A delay compensation calculated with contract rate by days.

8.4 without a consent in writing from Party B, Party A repays the loan under the contract, Party B may still charge Party A the interest calculated in accordance with the contract term and contract interest rate.

8.5 Party A pails to repay the due principal and due interest, Party B may give Party A a time limit to clear the debt; Party B is entitled to withdraw money from any Accounts which Party A opened with Party B and its subsidiaries, to repay the debt under the contract. The overdue part of the loan, shall be charged a penalty interest at a rate of contract lending interest rate PLUS 50%; the overdue payable interest shall be charged a compound interest at a rate of contract lending interest rate PLUS 50%.

The money withdrawn from above mentioned Accounts is foreign currency, it shall be exchanged at current foreign exchange rate.

8.6 Party A changes the loan purpose as stipulated under the contract, Party B has the right to suspend to release the loan, withdraw back the loan partly or totally in advance, or terminate the contract. a penalty interest shall be charged on the part of the loan which Party A changed the loan purpose at a rate of contract lending interest rate PLUS 100% in accordance with exact using days; a compound interest shall be charged on the unpaid interest at a rate of contract lending interest plus 100%.

8.7 within the term of the contract, the interest which Party A fails to repay on time, it shall be charged a compound interest; if the loan is due, the compound interest rate shall apply for the rate describing under Article 8.5.

8.8 The events describing under article 8.5, article 8.6 raise at the same time, the severer penalty shall be selected, but no simultaneousness.

8.9 Any such following occurs to Party A, shall be corrected in time; and remedies which satisfied Party B shall be carried out. Otherwise, Party B has the right to withdraw back the part/total of the loan in advance; the part of the loan which is not able to be withdrawn back, on which shall be charged a compensation in accordance with the overdue interest rate calculated by days.

8.9.1 The balance sheet, income statement or other financial information provided by Party A is fake, or hiding from material facts.

8.9.2 Party A does not cooperate or refuse to accept the supervision of loan using, business operations and financing activities from party B.

8.9.3 Party A transfer or dispose its major asset without a prior consent from Party B, or intimidate to do so.

8.9.4 The main/total part of Party A’s assets and property has been possessed by other creditors; or taken over by a entitled assignee, a collector or other similar person; or sealed up or frozen up; which may cause a material loss to Party B.

8.9.5 Party A takes such following actions without Party B’s consent: contract business operation, stock structure reform, affiliation，merger，combination，splitting，capital reduction, stock ownership transfer, material assets transfer and other actions may cause an influence on realizing the Party B’s equities, which may affect the safety of Party B creditor’s right.

8.9.6 Such following changes on: living address, contact address, business scope, corporate representative etc related to ICB registration, or outward material investment, which may cause a material influence/danger on realizing creditor’s right of Party B.

8.9.7 Party A gets involved into a material economic dispute; or its financial situation gets worsening; which may cause a material influence/danger on realizing the creditor’s right of party B.

8.8.9 Any other event may cause a material danger/loss on realizing the creditor’s right of party B.

Article 9: Effectiveness, Amendment, Dissolution & Termination

9.1 The contract shall be effective as signed and sealed by both parties; if any warrant contract related to the contract, the contract shall be effective after the warrant contract becomes effective, terminated until the loan principal, interest, compound interest, penalty interest, breach compensation and all other payable expenses are paid up under contract.

9.2 In any such following event, Party B has the right to dissolute the contract, and request Party A to repay the loan and to provide a compensation for losses.

9.2.1 Any such event occurs to Party A: suspension of business, company dismissing, suspended to reform, business license withdrawn or cancelled.

9.2.2 Changes occur to the Guarantee under the contract, which may cause adverse influence on the creditor’s right of Party B, and Party A fails to provide another guarantee as Party B required.

9.2.3 Party A fails to repay the loan on time or changes the loan purpose which contemplated under the contract, delays paying interest, or other breaches of contract.

9.3 Party A requests for an extension of the loan, shall provide Party B an application in writing and a consent in writing from the Guarantor before 30 days prior to the contract expiring date, in which consent the Guarantor agrees to continue the guarantee obligation. After Party B examining the application, and signing the extension agreement between both parties, the loan under the contract shall be regarded as extended.

9.4 After the contract becomes effective, except stipulated in relevant provision of the contract, any parties shall not amend the contract or dissolute it in advance on his own authority; if above amendment or dissolution is needed, it shall be resolved through consultations, and a writing agreement shall be signed between both parties; before the above mentioned agreement becomes effective, this contract shall be continued to carry out.

Article 10: Dispute Settlement

10.1 Any dispute arising out during the contract performing, shall be resolved through consultations between both parties; otherwise, resolve it by following method:

10.1.1 Submit it to _________NULL_________ arbitration authority.

10.1.2 Submit it to a Court locating in the area where the Party B located at.

Article 11: The loan shall not be used to invest in stock or securities; the Party A shall not change the purpose of the loan stipulated under the contract.

Article 12: The production accident which caused by that Party A breaks food safety law, production safety law, environment law, and relevant laws and regulations, supervising rules or industrial standard, which accident has caused a material adverse influence on realizing the creditor’s right of party B; in such event, Party A shall inform party B in time. Party B may take such following remedies in accordance with the influence circle of Party A’s credit line and debt repaying ability caused by above accident.

  The remedies as following:

    Suspend releasing the rest unreleased part of loan;

    Declare the loan is due immediately;

    Withdraw back the part/total of the loan released.

    Terminate the contract;

    Other actions that party A believes it necessary.

Article 12: Supplementary Articles

12.1	The attachment of the contract shall be regarded as the inalienable part of the contract, has the same legal effect.

12.2	During the contract performing, such as Drawdown Date, Repay Date is not a bank business day, it shall be postpone to the next bank business day.

12.3	The contract is made out in 4 duplicates, each for both parties, 1 for public notary office, 1 for Guarantor, have the same legal effect.

Party A: (seal) Shandong Longkong Travel Development Co., Ltd (sealed)

Legal Representative/Authorized proxy:
/s/ ZHANG SHANJIU

Party B: (seal)  Industrial & Commercial Bank of China Yishui Branch

Legal Representative /Principal or Authorized proxy:

                                    /s/ WANG QINGLIN

Date: 20-1-2010

No.: 2010 Yishui Bao 0008#

CONTRACT OF GUARANTEE

NOTE: The contract is made based on equality and free will under a negotiation pursuant to relevant Laws; any Articles of the contract shall be a true representation of both parties’ Position. To protect the legal equity of Guarantor, the Creditor friendly reminds Guarantor to pay more attention to the text written in bold.

CREDITOR:	INDUSTRIAL & COMMERCIAL BANK OF CHINA CO., LTD YISHUI BRANCH hereinafter referred “Party A”

Principal:	WANG QINGLIN

Business Add:	Zhengyang Rd. Yishui county

Tel & Fax:	2251413

GUARANTOR:	SHANDONG YINLIAN GUARANTEE CO., LTD LINYI BRANCH hereinafter referred “Party B”

Corporate representative:	LI CHANGZHENG

168# Yimeng Rd. Lanshan District Linyi City

Tel & Fax:	0539-8369111

To ensure Party A’s equity getting realized, Party B provide the Party A the Guarantee (Counter-Guarantee) of its own accord. To confirm each party’s rights and obligations, both parties agreed to sign the Contract under an equal negotiation pursuant to Contract Law, Security Law, and other relevant Regulations.

Article 1: Guaranteed Main Creditor’s Right

1.1
The main Creditor’s Right is that arranged in following A (hereinafter referred Main Contract) signed between Party A and Party B Shandong Longkong Tourism Development Co., Ltd, hereinafter referred Debtor.

A.	Loan Contract (No.: 2010 Yishui 0011)
B.	Bank Acceptance Agreement (No.: NULL )
C.	Opening Guarantee Agreement (No.: NULL )
D.	Contract of Opening L/C (No.: NULL )
E.	__________NULL_________
1.2	The amount and period of the Main Debt describing under Main Contract.

Article 2: Guarantee Type
The type of Guarantee provided by Party B shall be Joint Guarantee.

Article 3: Scope of Guarantee

The scope of Guarantee provided by Party B shall contains of Main debt principal, interest, compound interest, penalty interest, penalty, compensation, exchange rate loss (loss caused by exchange rate floating) and cost to realize the creditor’s right(including but not limited to, lawsuit expense, attorney fee).

Article 4: Period of Guarantee

4.1 The Main Contract is a contract of loan, the period of Guarantee under the Contract shall be 2 years starting from the date that loan is due; Part A declares the loan is due in advance, the period of Guarantee shall be 2 years starting from the due date in advance.

4.2 The Main Contract is a bank acceptance agreement, the period of Guarantee shall be 2 years starting from the date that the next day when Party A accepts the bills.
4.3 The Main Contract is an agreement of Guarantee, the period of Guarantee shall be 2 years starting from the date that the next day when Party A carries out the guarantee obligation.
4.4 The Main Contract is a contract of opening L/C, the period of Guarantee shall be 2 years starting from the date that the next day when Party B pays the money under the L/C.
4.5 The Main Contract is other financing document, the period of Guarantee shall be 2 years starting from the date that the Main Debt is due or due in advance.

Article 5: Statements and Warranties of Party B

Party B states and guarantees as following:

5.1 Qualified for a Guarantor by laws; the Guarantee provided to Party A that already got all necessary approval or permit pursuant to the procedure and authoring power of Articles of Association, without breaching any laws, regulations and other relevant rules.

5.2 Party B is a public company or controlled by a public company, it shall ensure that provide the disclosure related to the information of carrying out the Guarantee pursuant to Security Act, or Security Exchange Act, or other laws, regulations and rules.

5.3 Party B has sufficient power to carry out the Guarantee responsibility; any dictates, changing on financial situation, any agreement signed with a third party shall cause no any exemption and deduction to the Guarantee obligation.

5.4 Party B shall acknowledge the purpose of the debt under Main Contract completely, provide the Guarantee for Debtor with a free-will; the representation of the position shall be true.
5.5 Any data or information provided to Party B shall be real, correct, and complete, without false record, material missing or misleading statement.

5.6 Party B is a natural person, he shall state and guarantee as following:

A. a person with complete capacity for civil rights and civil conduct;
B. with a legal earning and sufficient debt repaying capacity;
C. without a bad credit record related to overdue loan, owning interest, intentionally overdrawing a credit card, welshing.
D. without a bad habit, such as gambling or drug abuse, etc., and criminal record.
E. a guarantee related to consent from his/her wife/husband shall be provided to Party A.

Article 6: Commitment of Party B

Party B commits to Party A as following:

6.1 In one of such events, the Guarantee obligation shall be carried out by Party B in 5 days after informed by Party A.

A. The debtor fails to repay as the Main Debt due (including due in advance)

B. Such events occur to Party B or Debtor: bankrupt, dismiss, liquidation, suspension, business license withdrawn, cancellation.

6.2 The Main Debt to Party A is under a security for thing which provided by debtor or by a third party, Party A may request Party B to carry out the Guarantee first, or request Party B and Guarantor under a thing to carry out the guarantee at the same time, Party B shall not plead it. The Guarantee obligation shall remain unchanged even if Party B waives or changes or loses the other Guarantee.

6.3 provide financial information, tax return and other information related to financial situation;

6.4 Such events occur, the consent from Party B may not need; and Party B shall continue to carry on the Guarantee obligation under the Contract.

A. Party A and Debtor both agree to change the Main Contract, but not add more obligation and undertaking.

B. A floating rate is taken in the Main contract or People’s Bank of China adjusts the Stand Loan Rate, which causes the amount in Main Contract changed.

C. Party A transfers the Main creditor’s right to a third party.

6.5 Providing other Guarantee to a third party shall not affect Party B’s equities.

6.6 In such events, reform to a shareholding company, joint venture, consolidation, merger, business affiliated, stock ownership, transfer material asset, transfer creditor’s right, and other matters may cause a negative influence on Party A’s equities under the Contract, Party B shall inform Party A in 30days advance about above matters, and a writing consent shall be obtain from Party A, or provide an arrangement related to the guarantee under the Contract accepted by Party A, otherwise, such above actions shall not be carried out.

6.7 One of following matters occurs, inform Party A in time.
A. Any changing or amendment or modifying on such items: Articles of association, business scope, registered capital, corporate representative, stock ownership.

B. Suspended, dismissed, liquidation, suspend for rectification, bushiness license withdrawn, cancelled or bankrupt requird.

C. involved or being involved a material economic dispute, a lawsuit, arbitration; or asset and property is sealed up, seized or supervised.

D. Party B is a natural person, living address, company working with, contact method changed.

6.8 To sign the received informing letter from Party A in time.

Article 7: Party A’s commitment

Party A commits that: to keep such items confidential that provided by Party B, relevant documents, financial information and the non-disclosing information contained in other relevant documents.

Article 8: Breach of Faith

8.1 The contract becomes effective, any party fails to carry out the obligation under the Contract, or breach any statement, guarantee, commitment under the Contract, which shall be regarded as Breach Contract. Any loss caused by above Breach Contract, the compensation shall be provided to another party.

8.2 Party B fails to carry out the Guarantee obligation under the Contract, Party A may draw or deduct the money to repay the Debt under the Main Contract from the accounts that Party B opened with Industrial & Commercial Bank of China or its branch or affiliated agency. The basis currency of above accounts is different from the Debt, a current foreign exchange rate shall be taken to calculate the amount shall be drawn or deducted at the date that the money is drawn or deducted.

8.3 Any party breaches the Contract, another party may take any legal actions under the Laws, Regulations or rules of People’s Republic Country of China with an exception that stipulated under another agreement.

Article 9: Becomes Effective, Alteration and Termination

9.1 The Contract shall be effective from the day signed.

9.2 Any alteration to the Contract shall be carried out in writing under a negotiation between both parties. The altered clauses or agreement shall be the part of the Contract with the same legal effect. The rest part except the altered sections of the Contract remains unchanged legal effect, prior to going effective of the altered sections.

9.3 Any clause of the Contract becomes invalid or unrealizable, which shall not cause any influence on the other clauses remaining effective and realizable.

9.4 The alteration or termination of the contract, which shall not have any influence on each party to claim a compensation, or the article about dispute settlement.

Article 10: Dispute Settlement

The signing, effect, explanation, carrying out and dispute settlement of the Contract are applied for laws of People’s Republic Country of China. Any dispute or issue related to the Contract shall be resolved by a negotiation between both parties; otherwise, the option B shall be selected:

A.
Submit arising dispute to the arbitration associate of ___NULL______, following the current Arbitration Regulations when the dispute is submitted, the arbitration shall take place in ___NULL______(address). The Arbitration award shall be regarded as the final settlement and both parties shall abide by it.

B.	Go to court locating where the Party A located in.

Article 10: Other Provision

11.1 Without a consent in writing from Party A, Party B shall not transfer total or part rights or obligations of the Contract.

11.2 Party A fails to carry out or partly carry out or delays to carry out any right under the Contract, which shall not be regarded as waiving the right or waiving/altering other rights, without any influence on carrying out the right or any other right.

11.3 Pursuant to relevant laws, regulations or other rules under certain regulation documents or requirement of Financial Supervision Authority, party A may provide the information or other relevant information that related to the Contract to the Basic Database of Credit Information of Bank of China or other database set up by laws, such above data may be accessible to qualified organizations and Persons to check up. Also the Party A shall check up the Party B’s information in above database to preparing the Contract.

Articles 12: Other Matter Accept by Both Parties

12.1 Guarantor hereby states that: my guarantee is made pursuant to procedure and authorized power under our Articles of Association and regulations, without breaching any relevant Regulations. If any statement mentioned above is false or any information is hiding from it, I shall take any responsibility caused by it.

12.2 _______________________NULL_____________________.

Industrial and Commercial Bank of China Yishui Branch(sealed)

Authorized Representative:	WANG QINGLIN (signed)

Party B:	Shandong Yinlian Guarantee Co., Ltd Linyin Branch (sealed)

Corporate Representative/Authorized proxy:	LI CHANGZHENG(sealed)

Date: 20-1-2010